Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES JUNE 2009 US TRADING

VOLUMES

NEW YORK, July 9, 2009 – Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that June 2009 US trading volume was 4 billion shares and average daily volume (ADV) was 182 million shares. This compares to 4.2 billion shares and ADV of 208 million shares in May 2009 and 4.3 billion shares and ADV of 206 million shares in June 2008.

There were 22 trading days in June 2009, 20 trading days in May 2009 and 21 days in June 2008.

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG US Trading Activity

Total US Shares	# of Trade Days	Total US Volume	Average US Daily Volume

June:	22	4,007,416,746	182,155,307

Year-to-Date:	124	25,396,922,184	204,813,889

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

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